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                                                                      Exhibit 3

                              COMPROMISE AGREEMENT


         THIS AGREEMENT (the "Agreement") is dated April 7, 2003 by and among Dialog Group, Inc., a Delaware corporation, ("DGI"), Cater Barnard, plc, an a corporation of England and Wales ("CB"), and Stephen Dean. The foregoing are collectively referred to as the "Parties".


                                    RECITALS

1. The Parties have agreed to certain changes to their mutual obligations.

         NOW, THEREFORE, the Parties agree as follows:

                                    AGREEMENT

1. Reference is made to an Agreement of Merger among DGI, CB, and others dated November 7, 2002 ("Agreement") and an amendment thereto ("Amendment").

2. CB is hereby relieved of its guarantee obligation to provide financing pursuant to sections 7.01(b), (c), (d), and (e) of the Merger Agreement as amended by section 21 of the Amendment.

3. In consideration of this relief, CB shall relinquish 3,500,000 shares of DGI Common Stock. CB agrees that these shares shall be deducted from the shares it was to receive upon conversion of its DGI Class B Preferred Stock.

4. Stephen Dean hereby resigns as a Director and Officer of DGI and withdraws as a nominee for Director at the 2003 annual meeting.

5. CB hereby relinquishes its right to designate two directors and agrees instead to accept the election of Adrian Stecyk as its sole representative.

         IN ORDER TO INDICATE THEIR INTENTION to be bound by this Amendment, the Parties hereto have caused this Agreement to be duly executed as of the date first above written by their respective duly authorized officers.

DIALOG GROUP, INC.


By:
   -------------------------------------------
   Peter DeCrescenzo, President



   -------------------------------------------
   Stephen Dean

Cater Barnard, plc


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Stephen Dean




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